Exhibit 99.1

Earnings News

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RESULTS
FOR THE THIRD QUARTER AND FIRST NINE MONTHS, 2014
__________

Revenues, operating profit, EBITDA and net profit for 2014 all continue up;
2014 EBITDA guidance again increased

Ann Arbor, Michigan, November 10, 2014 – Arotech Corporation (Nasdaq GM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and nine months ended September 30, 2014.

Third Quarter Results

Revenues for the third quarter reached $24.8 million, compared to $23.2 million for the corresponding period in 2013, an increase of 6.9%.

Gross profit for the quarter was $8.0 million, or 32.3% of revenues, compared to $6.4 million, or 27.5% of revenues, for the corresponding period last year, a 4.8 point improvement in the gross margin percentage.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (adjusted EBITDA) for the quarter was $2.6 million, compared to $2.2 million for the corresponding period in 2013. Arotech believes that information concerning adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

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The Company reported an operating profit for the third quarter of 2014 of $1.2 million, compared to an operating profit of $1.4 million for the corresponding period in 2013. Operating expenses in the quarter grew to $6.8 million versus $5.0 million in the corresponding quarter in 2013. A large portion of the increase was due to the consolidation of the operations of UEC, which was acquired at the start of the second quarter, as well as an increase in R&D investment related to development of the Company’s iron flow battery technology.

The Company’s net income from continuing operations for the third quarter was $379,000, or $0.02 per diluted share, compared to net income of $861,000, or $0.05 per share, for the corresponding period last year.

First Nine Months Results

Revenues for the first nine months of 2014 reached $75.0 million, compared to $67.6 million for the corresponding period last year, an increase of 10.9%.

Gross profit for the first nine months of 2014 was $25.3 million, or 33.8% of revenues, compared to $18.0 million, or 26.5% of revenues, for the corresponding period last year, a 7.3 point improvement in the gross margin percentage.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (adjusted EBITDA) for the first nine months of 2014 was $8.9 million, compared to $6.2 million for the corresponding period last year. Arotech believes that information concerning adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The Company reported an operating profit for the first nine months of 2014 of $4.8 million, compared to an operating profit of $3.8 million for the corresponding period in 2013.

The Company’s net income from continuing operations for the first nine months of 2014 was $3.2 million, or $0.15 per share, versus a net income of $2.8 million, or $0.17 per diluted share, for the corresponding period last year.

Backlog

Backlog of orders totaled approximately $74.1 million as of September 30, 2014, as compared to $74.4 million at September 30, 2013 and $74.1 million as of June 30, 2014.

Balance Sheet Metrics

As of September 30, 2014, the Company had $10.8 million in cash and $242,000 in restricted collateral deposits, as compared to December 31, 2013, when the Company had $5.8 million in cash and $498,000 in restricted collateral deposits.

The Company ended the third quarter with $2.8 million in short-term bank debt under its credit facility and $22.7 million in long-term loans outstanding, which included $4.3 million in current debt and $18.4 million in long term debt. This is in comparison to December 31, 2013 when the Company had no short-term bank debt under its credit facility and $1.9 million in long-term loans outstanding, which included $95,000 in current debt and $1.8 million in long term debt. The increase in bank loans was due to the long term debt associated with the purchase of UEC.

The Company also had $7.7 million in available, unused bank lines of credit with its main bank as of September 30, 2014, under a $15.0 million credit facility under its FAAC subsidiary, which was secured by the Company’s assets and the assets of the Company’s other subsidiaries and guaranteed by the Company.

The Company had trade receivables of $14.9 million as of September 30, 2014, compared to $12.4 million as of December 31, 2013. The Company had a current ratio (current assets/current liabilities) of 2.1, compared with the December 31, 2013 current ratio of 2.1.

Management Comment

“We are pleased to present another set of excellent quarterly results,” commented Arotech’s President and CEO, Steven Esses. “Gross margins continue to significantly surpass expectations, and as a result, despite the slippage of some revenues into future quarters, our profit and EBITDA have continued to rise. As a result, we are raising EBITDA guidance for 2014,” concluded Mr. Esses.

Revised Guidance

For the full year 2014, Arotech’s management continues to expect that full year revenues will exceed $105 million. Management increases its guidance for 2014 adjusted EBITDA, expecting in the range of between $9.2 million and $9.5 million, an increase from the formerly expected range of between $7.8 million and $8.3 million. The financial guidance provided is as of today and Arotech undertakes no obligation to update its estimates in the future.

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Conference Call

The Company will host a conference call tomorrow, Tuesday, November 11, 2014 at 9:00 a.m. EST. Those wishing to access the conference call should dial 1-888-407-2553 (U.S.) or +1-347-293-1926 (international) a few minutes before the 9:00 a.m. EST start time. For those unable to participate, the teleconference will be available for replay on Arotech’s website at http://www.arotech.com/ beginning 24 hours after the call.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets. Arotech provides multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates through two major business divisions: Training and Simulation, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan, South Carolina and Israel.

Investor Relations Contacts: Ehud Helft & Kenny Green GK Investor Relations Tel: 1 646 201 9246 arotech@gkir.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech's products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech's most recent Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2013 and in Exhibit 99.3 to Arotech’s Current Report on 8-K, filed on April 1, 2014, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company's website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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BALANCE SHEET SUMMARY ANALYSIS (UNAUDITED)
(U.S. Dollars)

	September 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,044,256	$6,319,820
Trade receivables	14,911,644	12,362,871
Unbilled receivables	19,036,156	8,463,920
Other accounts receivable and prepaid	1,544,692	1,379,621
Inventories	10,711,913	10,074,766
Total current assets	57,248,661	38,600,998
LONG TERM ASSETS:
Property and equipment, net	6,114,138	4,926,949
Other long term assets	4,984,775	5,042,790
Intangible assets, net	12,396,306	1,059,151
Goodwill	45,730,986	31,024,754
Total long term assets	69,226,205	42,053,644
Total assets	$126,474,866	$80,654,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$4,803,969	$5,107,208
Other accounts payable and accrued expenses	8,532,938	6,012,041
Current portion of long term debt	4,340,729	95,382
Short term bank credit	2,782,213	–
Deferred revenues	6,300,162	7,020,079
Total current liabilities	26,760,011	18,234,710
LONG TERM LIABILITIES:
Long term portion of debt	18,357,684	1,830,348
Other long-term liabilities	15,546,271	12,612,608
Total long-term liabilities	33,903,955	14,442,956
Total liabilities	60,663,966	32,677,666
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity (net)	65,810,900	47,976,976
Total liabilities and stockholders’ equity	$126,474,866	$80,654,642

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CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(U.S. Dollars, except share data)

	Nine months ended September 30,		Three months ended September 30,
	2014	2013	2014	2013
Revenues	$74,995,339	$67,637,517	$24,783,353	$23,187,544

Cost of revenues	49,682,017	49,681,174	16,775,556	16,816,012
Research and development expenses	2,857,144	1,935,958	925,186	807,788
Selling and marketing expenses	4,180,519	3,549,483	1,202,966	1,229,225
General and administrative expenses	11,606,038	7,539,580	3,799,772	2,685,522
Amortization of intangibles	1,828,635	821,097	867,452	270,985
Total operating costs and expenses	70,154,353	63,827,292	23,570,932	21,809,532

Operating income	4,840,986	3,810,225	1,212,421	1,378,012

Other income	288,252	261,222	58,831	(7,460)
Financial expenses, net	(1,098,755)	(475,448)	(416,107)	(172,569)
Total other expense	(810,503)	(214,226)	(357,276)	(180,029)
Income from continuing operations before income tax expense	4,030,483	3,595,999	855,145	1,197,983

Income tax expense	855,178	765,962	476,617	337,060
Income from continuing operations	3,175,305	2,830,037	378,528	860,923
Loss from discontinued operations, net of income tax	-	(87,278)	-	652
Net income	3,175,305	2,742,759	378,528	861,575

Other comprehensive income, net of income tax
Foreign currency translation adjustment	(648,740)	472,767	(749,849)	202,844
Comprehensive income	$2,526,565	$3,215,526	$(371,321)	$1,064,419

Basic net income per share – continuing operations	$0.15	$0.18	$0.02	$0.05
Basic net loss per share – discontinued operations	$-	$(0.01)	$-	$-
Basic net income per share	$0.15	$0.17	$0.02	$0.05
Diluted net income per share – continuing operations	$0.15	$0.18	$0.02	$0.05
Diluted net loss per share – discontinued operations	$-	$(0.01)	$-	$-
Diluted net income per share	$0.15	$0.17	$0.02	$0.05
Weighted average number of shares used in computing basic net income/loss per share	20,998,023	15,521,974	23,137,808	15,951,602
Weighted average number of shares used in computing diluted net income/loss per share	21,600,763	16,124,714	23,740,548	16,554,342

Reconciliation of Non-GAAP Financial Measure – Continuing Operations

To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance. Reconciliation of Adjusted EBITDA to the nearest GAAP measure follows:

	Nine months ended September 30,		Three months ended September 30,
	2014	2013	2014	2013
Net Income continuing (GAAP measure)	$3,175,305	$2,830,037	$378,528	$860,923
Add back:
Financial (income) expense – including interest	810,503	475,448	357,276	172,569
Income tax expenses (benefit)	855,178	765,962	476,617	337,060
Depreciation and amortization expense	2,945,234	1,688,105	1,289,709	555,087
Other adjustments*	1,160,644	392,913	143,930	226,381
Total adjusted EBITDA	$8,946,864	$6,152,465	$2,646,060	$2,152,020

*   Includes stock compensation expense, one-time transaction expenses and other non-cash expenses.

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